Exhibit 99.1

Corporate Headquarters 5333 Westheimer, Suite 600 Houston, Texas 77056
NEWS RELEASE
Contact:	Jon C. Biro Kathy Barnett

Phone:	713-351-4100
Fax:	713-335-2222
Website:	www.icopolymers.com
Pages:	1

ICO, Inc. Announces Election of Gregory T. Barmore and
Eric O. English to Board of Directors

    Houston, TX, July 7, 2004 – ICO, Inc. (Nasdaq: ICOC) announced today that Gregory T. Barmore and Eric O. English have been elected by the holders of a majority of the depositary shares representing the Company’s $6.75 Convertible Exchangeable Preferred Stock, to serve on its Board of Directors. Mr. Barmore and Mr. English shall serve until all dividends in arrears are paid to the holders of the depositary shares, or until their successors are elected.

    Greg Barmore currently serves as Chairman of the Board of Mortgage Electronic Registration Systems, Inc. He also serves on the boards of NovaStar Financial, Inc., Orion Ropeworks, Inc., and Thos. Moser Cabinetmakers. In addition, he serves as a Trustee of Bennett College, The Maine Maritime Museum, and The Maine Island Trail Association. Mr. Barmore retired in 1997 as Chairman and CEO of GE Capital Mortgage Corporation and held many executive level positions in GE since 1966. Mr. Barmore is a graduate of Tufts University with a B.S. degree in economics.

    Eric English currently serves as the Senior Vice President of Legal Affairs for Hollywood Entertainment Corporation, a position he has held since August 1999. From April 1997 to August 1999, Mr. English served as Associate General Counsel for Louisiana-Pacific Corporation, and prior to that he was Chief Litigation Counsel at Baker Hughes Incorporated from November 1995 to November 1996. He was a partner in the law firm of Strasburger & Price, LLP from September 1986 through November 1995. Mr. English is a graduate of the University of Texas at Austin with a B.A. with Honors (Plan II) in 1980 and the University of Texas School of Law with a J.D. in 1985; and studied at the University of Melbourne, Melbourne, Australia in 1985-86 (Rotary Fellowship).

    “We are very pleased with the addition of these two highly qualified individuals to our board,” said W. Robert Parkey, Jr., ICO’s CEO. “We expect to benefit from the additional experience they bring to ICO, and we look forward to working together for the benefit of our shareholders.”

    With 19 locations in 10 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymers segments, including textiles, metal coatings and masterbatch. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO’s Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the film industry.

    This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, demand for the Company's services and products, business cycles and other industry conditions, prices of commodities, international risks, operational risks, strategic alternatives available to the Company, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2003 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.